SECOND AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Persimmon Capital Management, LP

THIS SECOND AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “Second Amendment”) is made and entered into as of November 28, 2018, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Persimmon Capital Management, LP, a Delaware Limited Company (the "Adviser") located at 1777 Sentry Parkway West, VEVA 14, Suite 102, Blue Bell, PA 19422.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of November 29, 2012 (the “Agreement”), as amended November 29, 2016;

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the Persimmon Long/ Short Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Persimmon Long/ Short Fund	2.49%

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

Persimmon Capital Management, LP

By: /s/ Gregory S. Horn

Name: Gregory S. Horn

Title: Managing Partner